                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 Airlease Ltd., A California Limted Partnership
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. and 0-11.

      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:

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      (5)  Total fee paid:

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[X]  Fee paid previously with preliminary materials:

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                $14,735.25
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     (2)  Form, Schedule or Registration Statement no.:
                DEF 14A
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     (3)  Filing Party:
                Airlease Ltd., A California Limited Partnership
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     (4)  Date Filed:
                July 3, 1997
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
                       AIRLEASE MANAGEMENT SERVICES, INC.
     The General Partner of Airlease Ltd., A California Limited Partnership




                                                                  August 4, 1997


Dear Limited Partners:

        Consent material in connection with the solicitation of consents to authorize the General Partner to amend the Limited Partnership Agreement was sent to you recently.

        According to our records, your consent for this important proposal has not yet been received. The deadline for voting is August 28, 1997. Regardless of the number of units you may own, it is important that we receive your vote.

        Since the time remaining is short, we urge you to consider the proposal, mark your consent card accordingly, and mail the enclosed consent card promptly. If you have questions or need additional consent materials, please call D.F. King & Co., Inc. at (800) 714-3313.

        Your interest and participation in the partnership are sincerely appreciated.


                                   Sincerely,

                                   /s/ D. B. Gebler
                                   -------------------------------------
                                   David B. Gebler
                                   Chairman
                                   Airlease Management Services, Inc.
                                   General Partner



             555 California Street 4th Floor San Francisco, CA 94104
                      Phone 415/765-1814 Fax 415/765-1817

                                 AIRLEASE LTD.







                              [PHOTO OF JETLINER]







                           1997 SECOND QUARTER REPORT

Chairman's Letter

SECOND QUARTER FINANCIAL RESULTS

Airlease earned $1,442,000 in the second quarter ended June 30, 1997, (a decline of $146,000 or 9 percent) compared with 1996 second-quarter earnings of $1,588,000. Second-quarter revenues were $2,393,000, compared with last year's second quarter revenues of $2,717,000.

Earnings for the first six-months of 1997 were $2,508,000, (a decline of $1,251,000 or 33 percent) compared with six-month earnings last year of $3,759,000. Revenues for the first half of 1997 were $4,712,000, compared with revenues of $6,148,000 for the first half of last year.

The declines in results for the second-quarter and first six-months reflect the sale of an aircraft in the first quarter of 1996 and recognition of a gain on sale of $556,000, while no aircraft were sold in the first quarter of 1997. In addition, the sale of a total of seven aircraft during 1996 reduced the size of the portfolio and operating lease revenue. At June 30, 1997, the partnership owned an interest in one aircraft subject to an operating lease compared to interests in seven such aircraft one-year earlier. Depreciation expense declined as a result of the aircraft sales during 1996. Offsetting this reduction were higher investor reporting expenses incurred in connection with the solicitation of unitholder consents.

The second quarter cash distribution of 45 cents per unit was declared for unitholders of record as of June 30, and is payable on August 15, 1997. This distribution exceeded second quarter net income resulting in a return of capital of approximately 14 cents.

PORTFOLIO MATTERS

The partnership owns a 50 percent interest in a DC-9-51 aircraft leased to Sun Jet International, Inc. On June 18, 1997, Sun Jet filed for bankruptcy. Sun Jet did not make its June or July rental payment and has not maintained the aircraft in compliance with the lease. The aircraft represents about one percent of the partnership's total assets and contributed about three percent of revenues for the first half of 1997. The partnership is monitoring the Sun Jet bankruptcy proceedings and will take such action as it believes to be in the partnership's best interest.


PLAN TO RESTRICT TRANSFERABILITY OF UNITS AND CEASE REINVESTMENT

As previously announced, primarily because of changes in tax law which will become effective on December 31, 1997, the partnership currently is seeking unitholder approval to authorize the general partner to delist the units from trading on the New York Stock

Exchange, to stop making new aircraft investments and to sell aircraft as attractive opportunities arise. In addition, if favorable changes in tax law are proposed or enacted the general partner would be authorized to take other actions which are beneficial to unitholders.

On August 5, 1997, Federal legislation was enacted which provides that publicly traded partnerships, like Airlease, could elect to continue to be publicly traded, but that these partnerships would be subject to an entity level tax of
3.5 percent on their annual gross income. This tax would reduce the present value of future cash distributions per unit from the projected distributions for the proposal described in the Consent Solicitation Statement by approximately $0.50-$0.75.

In addition, unless California adopts similar legislation, Airlease would be taxed as a corporation for California tax purposes beginning January 1, 1998 if the units continue to be publicly traded. Any California tax imposed on the partnership would also reduce cash distributions. We are reviewing the options regarding California legislation. If the proposal is approved and when the California tax law position is clarified, the general partner will determine whether imposing transfer restrictions by delisting units from the New York Stock Exchange in December 1997 is in the best interests of the unitholders.

We urge you to carefully read the Consent Solicitation Statement, which provides detailed information about the proposal. If you were a record holder as of June 4, 1997, and have not yet received the package, or if you have any questions, please contact our Solicitation Agent at (800) 714-3313 or the partnership at (888) 800-0161. For your vote to count, the consent card must be postmarked by August 28, 1997. Failure to return the card has the same effect as a vote against the proposal.

We recommend you vote to approve the proposal.

Sincerely,


/s/ David B. Gebler
--------------------

David B. Gebler
Chairman
Airlease Management Services, Inc.
General Partner
August 5, 1997

                                 BALANCE SHEETS

                AIRLEASE LTD., A CALIFORNIA LIMITED PARTNERSHIP

                                                          June 30,
                                                            1997           December 31,
(IN THOUSANDS EXCEPT UNIT DATA)                         (UNAUDITED)            1996
---------------------------------------------------------------------------------------
ASSETS

Cash                                                       $     0           $   580
Finance leases - net                                        85,895            83,056
Operating leases - net                                         908             1,090
Notes receivable (net of provision for
doubtful account of $228 in 1997)                                0               236
Prepaid expenses and other assets                              244               168
                                                           -------           -------

         Total assets                                      $87,047           $85,130
                                                           =======           =======


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES

Distribution payable to partners                           $ 2,102           $ 5,045
Accounts payable and accrued liabilities                       939               972
Long-term notes payable                                     20,660            14,071
                                                           -------           -------

         Total liabilities                                  23,701            20,088
                                                           -------           -------


COMMITMENTS AND CONTINGENCIES

PARTNERS' EQUITY

Limited partners (4,625,000 units outstanding)              62,713            64,391
General partner                                                633               651
                                                           -------           -------

         Total partners' equity                             63,346            65,042
                                                           -------           -------

         Total liabilities and partners' equity            $87,047           $85,130
                                                           =======           =======

See notes to condensed financial statements

                              STATEMENTS OF INCOME

                AIRLEASE LTD., A CALIFORNIA LIMITED PARTNERSHIP

                                                Three Months Ended             Six Months Ended
                                                     June 30,                      June 30,
(UNAUDITED; IN THOUSANDS                        ------------------             ----------------
EXCEPT PER UNIT AMOUNTS)                        1997          1996              1997        1996
-------------------------------------------------------------------------------------------------
REVENUES

Finance lease income                           $2,296        $2,215            $4,559      $4,468
Operating lease rentals                            85           400               141         999
Gain on sale of equipment                           0             0                 0         556
Other income                                       12           102                12         125
                                               ------        ------            ------      ------

         Total revenues                         2,393         2,717             4,712       6,148
                                               ------        ------            ------      ------


EXPENSES

Interest                                          472           491             1,006       1,014
Depreciation - operating leases                   111           352               182         795
Allowance for doubtful account                      0             0               228           0
Management fee - general partner                  159           187               335         379
Investor reporting                                200            61               401         124
General and administrative                          9            38                52          77
                                               ------        ------            ------      ------

         Total expenses                           951         1,129             2,204       2,389
                                               ------        ------            ------      ------


Net Income                                     $1,442        $1,588            $2,508      $3,759
                                               ======        ======            ======      ======
Net Income Allocated To:

General Partner                                $   14        $   16            $   25      $   38
                                               ======        ======            ======      ======

Limited Partners                               $1,428        $1,572            $2,483      $3,721
                                               ======        ======            ======      ======

Net Income Per Limited Partnership Unit        $ 0.31        $ 0.34            $ 0.54      $ 0.80
                                               ======        ======            ======      ======

See notes to condensed financial statements

                            STATEMENTS OF CASH FLOWS

                AIRLEASE LTD., A CALIFORNIA LIMITED PARTNERSHIP

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                              -------------------
(UNAUDITED; IN THOUSANDS)                                                     1997           1996
----------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                                   $  2,809        $  4,177
                                                                           --------        --------


CASH FLOWS FROM INVESTING ACTIVITIES

Aircraft equipment purchase                                                  (5,753)              0
Proceeds from sale of equipment                                                   0           6,559
(Increase) decrease in notes receivable                                           8             339
Rental receipts in excess of earned finance lease income                      2,914           2,706
                                                                           --------         -------

  Net cash provided (used) by investing activities                           (2,831)          9,604
                                                                           --------         -------


CASH FLOWS FROM FINANCING ACTIVITIES

Borrowings/(repayment) under lines of credit, net                               312          (2,641)
Proceeds from issuance of long-term debt                                      9,000               0
Repayment of long-term debt                                                  (2,723)         (2,730)
Distributions paid to partners                                               (7,147)         (8,409)
                                                                           --------         -------

  Net cash used by financing activities                                        (558)        (13,780)
                                                                           --------         -------

Increase (decrease) in cash                                                    (580)              1
Cash at beginning of period                                                     580               0
                                                                            -------         -------

  Cash at end of period                                                    $      0        $      1
                                                                           ========        ========


ADDITIONAL INFORMATION

Interest paid                                                              $    905        $  1,049
                                                                           ========        ========

See notes to condensed financial statements

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The accompanying unaudited condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of the Partnership, necessary to a fair statement of the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The December 31, 1996 balance sheet included herein is derived from the audited financial statements included in the Partnership's Annual Report and incorporated by reference in the Form 10-K for the year ended 1996, but does not include all disclosures required by generally accepted accounting principles. The statements should be read in conjunction with the Organization and Significant Accounting Policies and other notes to financial statements included in the Partnership's Annual Report for the year ended December 31, 1996.

DERIVATIVES - The Partnership holds one derivative financial instrument, which is an interest rate swap agreement used to manage the Partnership's interest rate risk. The Partnership accounts for this derivative financial instrument on an accrual basis when the cash flows generated from the hedging instrument fulfill the objectives of the hedge strategy and when there is high correlation between the derivative and the hedged asset or liability. Under accrual accounting interest differentials paid or received under interest rate swap agreements are recognized as an adjustment to interest expense over the life of the agreements. Termination gains or losses of such derivatives are amortized to interest expense over the remaining life of the hedged transaction.

When a derivative no longer fulfills the high correlation objective, it is accounted for on a mark-to-market basis and termination of such derivatives is recognized immediately in the Statement of Income as a component of interest expense.

2.  NET INCOME PER LIMITED PARTNERSHIP UNIT

Net Income Per Limited Partnership Unit is computed by dividing the net income allocated to the Limited Partners by the weighted average units outstanding (4,625,000).

AIRLEASE LTD.
A California Limited Partnership
555 California Street, 4th Floor
San Francisco, CA 94104